Exhibit 10.20

CymaBay Therapeutics, Inc.

Amended and Restated

Non-Employee Directors Compensation Program

In January, 2015 our Board adopted an Amended and Restated Non-Employee Director Compensation Program intended to compensate our non-employee directors with a combination of cash and equity. Each non-employee director will receive an annual base cash retainer of $35,000 for such service. The chairman of our board of directors will receive an additional annual base cash retainer of $20,000 for this service. In addition, we intend to compensate the members of our board of directors for service on our committees as follows:

•	The chairperson of our audit committee will receive an annual cash retainer of $17,500 for this service, and each of the other members of the audit committee will receive an annual cash retainer of $9,000.

•	The chairperson of our compensation committee will receive an annual cash retainer of $10,000 for such service, and each of the other members of the compensation committee will receive an annual cash retainer of $6,000.

•	The chairperson of our nominating and corporate governance committee will receive an annual cash retainer of $8,750 for this service, and each of the other members of the nominating and corporate governance committee will receive an annual cash retainer of $4,000.

Cash payments described above shall be paid either quarterly or semi-annually at the discretion of the board member. Further, at about the time of our annual meeting of stockholders, each non-employee director will receive an additional equity award of an option to purchase 9,000 shares of our common stock. If a new board member joins our board of directors, the director will receive an initial stock option to purchase 18,000 shares of our common stock. Annual option grants and option grants to new board members will be subject to vesting as determined by our Board or Compensation Committee on the date of grant.